EMPLOYMENT AGREEMENT

This Agreement is between Matrix Bancorp, Inc. (“Company”) and Scot Wetzel (“Executive”), and shall be effective as of January 11, 2006 (the “Effective Date”).

1. Appointment. Company hereby appoints Executive to serve as Company’s President and Chief Executive Officer (“CEO”) throughout the Term specified below. Throughout the Term, Company will also recommend to the Nominating and Corporate Governance Committee of Company’s Board of Directors (the “Board”) that Executive be nominated to serve on the Board. Throughout the Term, if and to the extent permitted by applicable banking regulations and banking regulatory authorities, Company shall also cause Executive to be appointed and to serve as the President and CEO of Matrix Capital Bank (“Bank”) and shall cause him to be elected to serve as the Chairman of Bank’s board of directors (the “Bank Board”).

2. Compensation.

a. Salary and Salary Review. Company shall pay or cause Bank to pay Executive a total base salary from Company and Bank (the “Base Salary”) of $300,000 per year, which shall be payable in equal installments in accordance with Company’s standard payroll practice, less customary or legally required withholdings and deductions. Company may, in its sole discretion, increase Executive’s base salary, as and when Company deems appropriate, in which case new Executive’s base salary shall not thereafter be reduced. Executive shall receive directors fees or other compensation for serving as a director of Company or Bank if and to the extent that it is the general policy of Company or Bank to pay such fees to employee directors, in which event Executive shall be entitled to receive the same fees as would any other employee director serving in the same position.

b. Cash Bonuses. Executive will be eligible to participate in Company’s Executive Incentive Plan, as it may be amended, modified, or changed from time to time by the Compensation Committee of the Board of Directors.

c. Special Bonus. No later than January 15, 2006, Company shall pay Executive a one-time Special Bonus in the amount of $100,000, less legally required withholdings and deductions.

d. Stock Options. On or before the date of this Agreement, Company’s Compensation Committee shall grant Executive two options (the “Options”) to purchase an aggregate of 200,000 shares of Company’s common stock (the “Stock”) at an exercise price per share of $19, which price is equal to or greater than the fair market value of the Stock on the date hereof and will be equal to or greater than the fair market value of the Stock on the date of grant by the Compensation Committee. The Options shall vest 20% per year on each anniversary of the actual grant date for five years. Of the 200,000 Options, the first 100,000 Options (the “Plan Option”) shall be subject to and granted in accordance with the terms and conditions of Company’s 1996 Stock Option Plan in effect as of the Effective Date (the “Plan”). Because Section 3(c) of the Plan currently limits the amount of stock options that can be granted to any one person to 100,000 shares in any 365 day period, the second 100,000 Options (the “Special Option”) will be subject to and granted in accordance with the terms and conditions of a new stock option plan (the “Special Plan”) that will be adopted by the Board of Directors for the purpose of granting the Special Option and certain other stock options which Company has agreed to issue but which cannot be granted under the terms of the Plan. The terms and conditions governing options granted under the Special Plan shall be substantially identical to those governing options granted under the Plan. Company agrees to submit the Special Plan and the Special Option to its shareholders for approval at its next annual or special meeting of shareholders, which is currently expected to occur on or about June 15, 2006, and to register the shares of common stock underlying the Special Plan with the Securities and Exchange Commission on Form S-8. If for any reason the Special Plan or the Special Option is disapproved by the shareholders or is not approved within thirty (30) days of the date of the next annual or special meeting of Company’s shareholders, then the grant of the Special Option shall be cancelled and of no further effect. If the Special Option is so cancelled, Executive shall have the right to receive from Company payment in cash of $950,000 (the “Cash Option Payment”) as liquidated damages on account of Company’s failure to provide the Special Option to Executive. The Cash Option Payment shall be paid by Company on the first business day after the thirty (30) day period following the shareholders meeting if the Special Option has not been approved by Company’s shareholders by that time, provided, however, that the Company may with Executive’s consent (such consent not to be unreasonably withheld) extend by a reasonable period of time the period within which the Company may seek to obtain the required shareholder approval. The Cash Option Payment is an agreement for liquidated damages between the parties on account of the breach of the Agreement by Company resulting from Company’s failure to deliver the Special Option as agreed and does not purport to represent the fair value of the Special Option; rather, the Cash Option Payment has been determined by arms length negotiations between Company and Executive, considering, among other factors, the importance of the Options to Executive’s decision to accept Company’s offer of employment in December of 2005, Executive’s determination to accept the other terms of this Agreement, including its term, minimum salary and benefits payable upon termination, Executive’s assessment of Company’s future prospects, and hence its stock price, during the ten year term of the Special Option if Executive remains employed by Company for that entire period of time and in consideration of Executive’s waiver of his right to declare a breach of this Agreement for the Company’s failure to provide the Special Options. Accordingly, and considering the difficulty in ascertaining damages for a breach of Company’s obligation to provide the Special Option, the parties agree that the Cash Option Payment will constitute liquidated damages for such breach and that Executive’s receipt of the Cash Option Payment shall be a complete waiver of any claims or rights of Executive resulting from such breach, irrespective of the value placed on the Special Option in other contexts, including but not limited to the value used in the Company’s financial statements pursuant to FAS 123R.

e. Contract Expenses. Company shall reimburse Executive for the costs and expenses, including reasonable legal fees, that he incurs in connection with the review, drafting and negotiation of this Agreement and any other contemporaneous written agreements between Executive and Company contemplated by this Agreement.

3. Fringe Benefits.

a. Insurance. Executive and Executive’s dependents shall be eligible for coverage under the group insurance plans made available from time to time to Company’s executive and management employees. The premiums for the coverage of Executive and Executive’s dependents under that plan shall be paid pursuant to the formula in place for other executive and management employees covered by Company’s group insurance plans.

b. Vehicle Allowance and Travel Reimbursements. Company shall provide Executive with a vehicle allowance of $750 per month, payable in equal installments at the same time Executive’s salary installments are paid. Such payments shall be in addition to, and not a substitute for, Company’s obligation to reimburse Executive for business travel that Executive conducts in Executive’s personal vehicle at the same rates as are set from time to time by the Board for business travel by its executive and management employees pursuant to Section 3.c below.

c. Expenses. Subject to Company’s policies and procedures for the reimbursement of business expenses incurred by its executive and management employees, Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with Executive’s performance of Executive’s duties under this Agreement, including expenses incurred as a director of Company or of Bank, all in accordance with its policies and procedures relating to executive employee expense reimbursements.

d. Country Club. Company shall pay all annual membership dues and incidental fees associated with Executive’s membership and use of privileges at one country club of Executive’s choosing.

e. Professional Organizations. Company shall pay directly, or reimburse Executive for, dues, membership fees and incidental expenses associated with Executive’s membership in and participation in professional or service organizations, including the Young President’s Organization, that in Executive’s reasonable discretion relate to or advance his effectiveness in serving Company.

f. Life Insurance. Company shall provide Executive with life insurance benefits comparable to those afforded to its other executive employees.

g. Miscellaneous Benefits. Executive shall receive all fringe benefits that Company may from time to time make available generally to its executive and management employees.

4. Paid Leave.

a. Vacation. During each year of continuous, full-time employment, Executive shall earn four (4) weeks per year of paid vacation time, which vacation time shall accrue in accordance with Company policy applicable to Company’s executive and management employees as set forth in Company’s Employee Handbook as in effect from time to time.

b. Sick Leave and Holidays. Executive shall receive paid sick leave and holidays under the guidelines for such leave applicable from time to time to Company’s executive and management employees.

5. Term and Termination.

a. Term. Unless earlier terminated pursuant to this Section 5, the initial term of this Agreement shall be 3 years beginning on the date of this Agreement. Upon the expiration of the initial term, or any subsequent renewal term, this Agreement shall automatically renew for a renewal term of 1 year, unless no fewer than three (3) months before the expiration of the initial term, or any subsequent renewal term, either party gives the other written notice of its or his intention not to renew this Agreement upon its expiration (the initial term together with any renewal terms are referred to herein as the “Term”).

b. Termination by Consent. This Agreement may be terminated at any time by the parties’ mutual agreement, expressed in writing.

c. Termination by Executive.

i. Executive may terminate this Agreement before the end of its initial term or any renewal term upon thirty (30) days’ prior written notice, in which case Company’s only obligation to Executive with respect to compensation shall be payment of salary, accrued, unused vacation compensation earned as of the-last date bona fide services are performed for Company under this Agreement (the “Termination Date”).

ii. Executive may, by written notice to Company made not less than sixty (60) days before the Termination Date, elect to terminate his employment on the basis of “good reason” if: (a) Company commits a material breach of its obligations under Section 1 of this Agreement; or (b) there is a material reduction of Executive’s duties, authority or status other than reductions or limitations imposed by law or regulatory authority; or (c) a material change of the principal location in which Executive is required to perform his duties hereunder without Executive’s prior consent (it being agreed that any location within the Denver, Colorado metropolitan area shall not be deemed a material change); or (d) a material reduction in (or a failure to pay or provide) Executive’s compensation or benefits payable under this Agreement, other than Company’s failure to deliver the Special Options under Section 2.d of this Agreement if the Cash Option Payment is made or as otherwise permitted by this Agreement; or (e) any other material breach by Company of this Agreement. Any such notice of termination by Executive for “good reason” shall specify the circumstances constituting “good reason” and shall afford Company an opportunity to cure such circumstances at any time within the thirty (30) day period following the date of such notice. If Company does cure such circumstances within said thirty (30) day period, the notice of termination shall be withdrawn by Executive and of no further force and effect. In the event that the circumstances cited in Executive’s notice are not cured within the thirty (30) days after the notice, this Agreement shall be terminated sixty (60) days after Executive’s original written notice and such termination shall be treated in all respects as if it had been a termination of employment by Company without cause under Section 5.d of this Agreement.

iii. If at any time during the Term of this Agreement, Guy A. Gibson ceases to serve as Chairman of the Board of Directors of Company, then Executive may, by written notice to the Company no later than sixty (60) days after the appointment of the Chairman of the Board replacing Gibson (unless Executive is the Chairman replacing Gibson), elect to terminate his employment, which termination shall be treated for all purposes (other than Section 7) as a termination on the basis of “good reason” within the meaning of the preceding paragraph.

d. Termination by Company Without Cause. Company may in its sole discretion terminate Executive’s employment at any time without cause. In such an event, the following terms will apply:

i. Company shall pay Executive severance compensation equal to Executive’s Base Salary for the longer of one year or the remaining initial term of this Agreement which shall be payable ratably over the period of time during the Restricted Period, as defined in Section 7 of this Agreement, payable in equal installments in accordance with Company’s standard payroll practice, less legally required withholdings and deductions, provided, however, that all payments of severance compensation for the first six (6) months after the Termination Date (the “Deferral Period”) shall be withheld by Company and not paid to Executive until after the end of the Deferral Period, at which time all payments attributable to the Deferral Period (the “Deferred Amounts”) shall be paid to Executive in a lump sum, less required deductions and withholdings. Payment of the Deferred Amounts shall be made before the end of the Deferral Period in the event of (A) Executive’s death or (B) a determination by Company’s counsel that such an earlier payment of the Deferred Amounts will not be subject to the additional tax imposed by Section 409A of the Internal Revenue Code, as amended (the “Code”) or any successor provision of the Code. If and to the extent that any other payments or benefits to Executive are triggered by the termination of Executive’s employment and would be, in the Company’s judgment, subject to the additional tax imposed by Code Section 409A, then such other payments and benefits will also be treated as Deferred Amounts under this subparagraph. The parties further agree to cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in any such tax being imposed. In any event, however, Company shall not be required to make any payments of severance compensation or other post-termination benefits under this Agreement until such time as Executive shall deliver to Company a complete release of any claims against Company, its officers, directors, employees, agents or affiliates arising out of or related, directly or indirectly, to his employment by Company or Bank or this Agreement, provided, however, that no such release shall operate to release, waive or limit Executive’s rights to continuing coverage under Company’s directors and officers insurance under Section 6 of this Agreement or to indemnification and advancement of expenses from Company under the Indemnification Agreement between Company and Executive attached hereto as Exhibit A or otherwise.

ii. If and to the extent that Executive remains eligible after such termination to receive cash bonuses under the terms of Company’s Executive Incentive Plan, as it is in effect at the time of Executive’s termination without cause, on account of services provided to Company by Executive prior to the date of such termination, then Executive shall be awarded and paid a cash bonus in accordance with the terms of the Executive Incentive Plan, proportionately reduced to reflect any partial year of employment, which bonus, if awarded, will be treated as Deferred Amounts and withheld for the Deferral Period if and to the extent required by the terms of the preceding paragraph i.

iii. Company shall continue to provide to Executive and his family, at Company’s expense, for the maximum period permitted by COBRA, all health insurance and other benefits described in Section 3 above that are subject to COBRA, on the same terms and conditions, and at the same cost, if any, to Executive, as such benefits had been provided to Executive before the Termination Date.

iv. Company shall permit Executive to exercise all options to purchase Company’s stock that had vested as of the Termination Date for a period of thirty (30) days after the Termination Date or such longer period as may be permitted by the Plan, the Special Plan or Company’s Compensation Committee, provided, however, that in any event Executive’s exercise of options and sale of Company stock shall at all times be subject to all restrictions made applicable by any securities law or regulation to persons holding positions such as Executive holds with Company.

e. Termination by Company With Cause. Company may terminate this Agreement effective immediately, with Company’s only obligation being the payment of salary and accrued, unused vacation compensation earned as of the date of termination, by written notice to Executive if Executive: (i) commits a material violation of this Agreement; or (ii) engages in any of the following forms of misconduct: commission of any act involving dishonesty or moral turpitude; theft of Company’s property; or willful misconduct, including but not limited to willful disregard of any directive of the Chairman of the Board or the Board (either of (i) or (ii) being deemed to be “with cause” hereunder). The written notice from Company to Executive shall disclose, in reasonable detail, the basis on which Company believes that Executive’s termination is with cause. If Executive provides written notice to Company of Executive’s intent to dispute the existence of such cause within twenty four (24) hours of Executive’s receipt of Company’s notice of termination with cause, Company shall permit Executive to appear at a Board meeting (which meeting may be telephonic) to present Executive’s response to the written notice. With prior notice to the Company, Executive’s personal attorney will be allowed to attend such Board meeting. No later than two (2) business days after such meeting, the Board shall determine whether (a) to rescind its termination of Executive’s employment, (b) to reclassify such termination as a termination without cause, or (c) to affirm the termination with cause. Company shall promptly notify Executive of any such determination in writing. If Executive does not dispute the existence of cause for his termination, such termination shall be effective on the date set forth in the original notice of termination. If Executive disputes the existence of cause for his termination before the Board and such termination is not rescinded, such termination shall be effective on the first to occur of (i) the date set forth in the original notice of termination or (ii) the date of the Board’s determination to reclassify or affirm the termination.

f. Gross Up for Excess Taxes.

i. If any payment or benefit provided by Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including, by example and not by way of limitation, acceleration by the Company or otherwise of the date of payment under any plan, program, arrangement or agreement of Company (a “Payment”) is subject to the excise tax imposed by Code section 4999 or any interest or penalties with respect to such excise tax (the “Excise Tax”), then Company shall make such additional payments to Executive (the Excise Tax Gross Up Payments”) as are necessary to provide Executive with enough funds to pay the Excise Tax, as well as any additional taxes (other than the 409A Tax, as defined below), including but not limited to additional Excise Tax, attributable to or resulting from the payment of the Excise Tax Gross Up Payments, with the end result that Executive shall be in the same position with respect to his tax liability (other than the 409A Tax) as he would have been in if no Excise Tax had ever been imposed.

ii. If any Payment provided to Executive by Company pursuant to this Agreement is subject to the tax imposed by Section 409A of the Code, including any interest or penalties incurred by Executive with respect to such tax (such tax, interest and penalties are hereinafter collectively referred to as the “409A Tax”), then Executive shall be entitled to receive an additional payment (a “409A Gross-Up Payment”) in an amount such that the remaining balance of the Gross-Up Payment after reduction for the amount of the incremental taxes imposed upon the Gross-Up Payment (including any state and federal income or payroll taxes and 409A Tax imposed on the 409A Tax reimbursed by Company but excluding any state and federal income or payroll taxes on any Payment and excluding any Excise Tax), is equal to the 409A Tax imposed upon the Payment, provided, however, that: (A) Company’s obligation to make a 409A Gross Up Payment shall be limited to an amount equal to three times the 409A Tax (not including for this purpose 409A Tax attributable to the payment of any portion of the 409A Gross Up Payment); (B) Executive may elect to waive his right to any 409A Gross Up Payment if Executive believes, in his sole discretion, that his receipt of such payment will cause additional 409A Tax beyond the amount of the 409A Gross Up Payment; (C) if (1) Executive is a “specified person” within the meaning of Sections 409A(a)(2)(B)(ii) of the Code, and (2) as a result of Executive’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code Executive would receive any Payment that, absent the application of this subparagraph (C), the parties agree would be subject to the interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such Payment shall be made prior to the date that is the earliest of: (a) 6 months after Executive’s separation from service, (b) Executive’s date of death, or (c) such other date on which such Payment will not be subject to such interest and additional tax, and (D) because it is the intent of the parties that all compensation and benefits, including severance and other post-termination compensation, provided under this Agreement be paid to Executive and that all Payments not be subject to 409A Tax, then to the extent that any such compensation and benefits could become subject to 409A Tax, the parties agree to cooperate to amend this Agreement in a manner that ensures that Executive receives all of the Payments and all of the economic benefits that are intended to be derived from the Payments and, to the extent practicable, that does not result in 409A Tax being imposed.

6. Indemnification and Directors and Officers’ Insurance.

a. A copy of the Indemnification Agreement between Company and the CEO, executed contemporaneously with this Agreement, is attached hereto as Exhibit A.

b. Company shall provide and maintain directors’ and officers’ liability insurance policies in a commercially reasonable amount, as determined by Company’s Board of Directors in its discretion, covering Executive to the same extent that Company provides such coverage for its other executive officers. Such insurance coverage shall continue as to Executive even if he has ceased to be a director, employee or agent of Company with respect to acts or omissions that occurred prior to his cessation of employment with Company. Notwithstanding the foregoing, however, if Company shall cease to maintain directors’ and officers’ liability insurance policies covering Executive and other executive officers by reason of: (i) a consolidation, merger, sale or other reorganization of Company; (ii) any person or entity or group of persons or entities acting in concert acquiring management control of Company; or (iii) the insurers providing such insurance canceling or refusing to renew such insurance, then Executive shall have coverage only to the extent provided in any run-off policies extending the period during which Company or Executive may give the insurers notice of a claim under the terminated directors’ and officers’ liability insurance policies. Company shall take all reasonable actions to ensure that it obtains such run-off policies and that such run-off policies extend the claims reporting period through any applicable statutes of limitations, but nothing in this section shall obligate Company to obtain extraordinary insurance coverage for Executive. Insurance contemplated under this Section 6 shall inure to the benefit of Executive’s heirs, executors and administrators.

7. Confidentiality, Noninterference and Non-compete.

a. Executive understands, acknowledges, and agrees that during the course of his employment, he will have access to technical, business, and customer information, materials, and data relating to Company’s and Bank’s business that have not been released to the public, including, but not limited to, confidential information, materials, or proprietary data belonging to Company or Bank (collectively, “Confidential Information”). Executive also understands, acknowledges, and agrees that all Confidential Information is the property of Company and/or Bank. Executive agrees to hold and safeguard all Confidential Information and agrees not to disclose or divulge any Confidential Information to any person, firm, corporation, business, or any other entity without the written authorization of an officer or director of Company or as required by Executive’s performance of services under this Agreement. Notwithstanding the foregoing, this Agreement shall not prohibit Executive from responding to any subpoena or court order, or from disclosing any information that has entered the public domain other than as a result of Executive’s violation of any legal duty of nondisclosure.

b. For purposes of this Agreement, the “Restricted Period” shall be any period with respect to which Executive is paid severance compensation pursuant to Section 5(d), above (including the Deferral Period), or, if Executive resigns without “good reason” pursuant to Section 5.c.i above, then it shall be the twelve (12) month period following the effective date of the resignation. During the Restricted Period, other than the period following a resignation under Section 5.c.iii, Executive shall not (except on behalf of Company or with Company’s prior written consent), directly or indirectly, (i) solicit the business of any of Company’s or Bank’s customers or clients, (ii) hinder, disrupt or otherwise interfere with Company’s or Bank’s ongoing business relationship with any of their respective customers or clients, (iii) solicit the employment of any employee of Company or Bank or (iv) encourage, counsel or otherwise cause any employee of Company or Bank to terminate the employee’s employment relationship with Company or Bank.

c. In the event of Executive’s resignation from employment under Section 5.c.i. or 5.c.iii of this Agreement, Company may, no later than five (5) business days after the effective date of such resignation, elect to impose on Executive a restriction against competing with Company (the “Non-Compete”) for a period of up to twelve (12) months after termination (the “Non-Compete Period”) by (i) giving written notice to the Executive of such election, including the number of months that Company is electing to impose the Non-Compete and (ii) beginning one month after the date of termination, paying Executive $31,500 (a “Non-Compete Payment”) each month that the Non-Compete is in effect (a “Non-Compete Purchase Election”), such payment being made in arrears for the preceding month.. After the Non-Compete Purchase Election has been made, Company may not extend the Non-Compete Period without Executive’s consent. During the Non-Compete Period, Executive may not (except on behalf of the Company or with the Company’s prior written consent), directly or indirectly, (i) engage in the Company’s business or the Bank’s Business (collectively, the “Business”) in the state of Colorado or any other state where, as of the date of termination, the Company has existing banking operations or other sales offices or has invested a substantial amount of effort or money with the intent of establishing banking operations or sales offices (the “Territory”), (ii) interfere with the Business, or (iii) own, manage, control, participate in, consult with, render services for or in any manner engage in or represent any business within the Territory that is competitive with the Business as such business is conducted or proposed to be conducted from and after the date of this Agreement. Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. A Non-Compete Payment shall not reduce or otherwise affect the obligation of Company, if any, to provide post-termination compensation or benefits to Executive. If Executive breaches the Non-Compete during the Non-Compete Period, Company may cease making further Non-Compete Payments and Executive shall be obligated to repay all prior Non-Compete Payments to Company. If Company elects to impose a Non-Compete, any Non-Compete Payment will be deemed to be a Payment subject to Section 5.f. of this Agreement.

d. It is hereby acknowledged by the parties hereto that a breach by Executive of any of the covenants contained in this Section 7 will cause irreparable harm and damage to Company, the monetary amount of which may be virtually impossible to ascertain. As a result, Executive acknowledges and agrees that Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 7 by Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that any such injunction or other equitable relief shall be in addition to, and not a substitute for, any other remedies available to Company, including but not limited to money damages.

8. Successors and Assigns. Company, its successors and assigns may assign this Agreement to any person or entity in connection with (a) a consolidation, merger, sale or other reorganization of Company or Bank or (b) any person or entity or group of persons or entities acting in concert acquiring management control of Company or Bank. Any other transfer or assignment of this Agreement by Company shall only be made with Executive’s consent, which shall not be unreasonably withheld. This Agreement thereafter shall bind, and inure to the benefit of, Company’s successor or assign. Executive has no power or authority to assign either this Agreement or any right or obligation arising thereunder.

9. Miscellaneous.

a. Governing Law. This Agreement, and all other disputes or issues arising from or relating in any way to Company’s relationship with Executive, shall be governed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction; except that Executive’s rights and obligations in relation to indemnification shall be governed by the laws of the state in which Company is incorporated.

b. Severability. If any court of competent jurisdiction declares any provision of this Agreement invalid or unenforceable, the remainder of the agreement shall remain fully enforceable. To the extent that any court concludes that any provision of this Agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.

c. Integration. This Agreement constitutes the entire agreement of the parties and a complete merger of prior negotiations and agreements and, except as provided in the preceding subparagraph, shall not be modified except in a writing signed by Executive and Company.

d. Waiver. No provision of this Agreement shall be deemed waived, nor shall there be an estoppel against the enforcement of any such provision, except by a writing signed by the party charged with the waiver or estoppel. No waiver shall be deemed continuing unless specifically stated therein, and the written waiver shall operate only as to the specific term or condition waived, and not for the future or as to any act other than that specifically waived.

e. Construction. Headings in this Agreement are for convenience only and shall not control the meaning of this Agreement. Whenever applicable, masculine and neutral pronouns shall equally apply to the feminine genders; the singular shall include the plural and the plural shall include the singular. The parties have reviewed and understand this Agreement, and each has had a full opportunity to negotiate the Agreement’s terms and to consult with counsel of their own choosing. Therefore, the parties expressly waive all applicable common law and statutory rules of construction that any provision of this Agreement should be construed against the drafter, and agree that this Agreement and all amendments thereto shall be construed as a whole, according to the fair meaning of the language used.

f. Disputes. Any action arising from or relating any way to this Agreement, or otherwise arising from or relating to Executive’s employment with Company, shall be tried only in the state or federal courts situated in Denver, Colorado. The parties consent to jurisdiction and venue in those courts to the greatest extent possible under law.

[SIGNATURES FOLLOW]

	EXECUTIVE		COMPANY
	Scot Wetzel:		Matrix Bancorp, Inc.

By:	/s/Scot T. Wetzel	By:	/s/Guy A. Gibson

Date:	3/15/06	Date:	3/15/06